EXHIBIT A
                                                                              to
                                                                    SCHEDULE 13D


                                                                  EXECUTION COPY

                         TRANSITIONAL SERVICES AGREEMENT

      TRANSITIONAL SERVICES AGREEMENT, dated as of July 10, 1998, among AMERICAN RETAIL ENTERPRISES, L.P. (the "Seller"), SCREEEM! INC. (the "Purchaser") and DELIA'S INC. (the "Parent").

                                    RECITALS

      A. Seller, Purchaser, Parent and certain affiliates of the Seller are parties to that certain Asset Purchase Agreement, dated as of June 1, 1998 (the "Purchase Agreement"), pursuant to which the Seller and certain of its affiliates are selling certain retail stores to the Purchaser. Capitalized terms used but not defined herein have the meanings assigned to them in the Purchase Agreement.

      B. Pursuant to Section 9.7 and Section 10.9 of the Purchase Agreement, it is a condition to the obligations of the parties under the Purchase Agreement that the Seller, Purchaser and Parent enter into this Transitional Services Agreement.

      C. The parties hereto wish to set forth certain matters concerning the provision of certain transitional services by the Seller and certain of its Affiliates to the Purchaser after Closing.

                                    AGREEMENT

      Now therefore, in consideration of the premises and the mutual agreements contained herein, the Seller, the Purchaser and the Parent agree as follows:

      Section 1. Transitional Services to be Provided. During the Term (as defined in Section 4 below), Seller hereby agrees to provide to the Purchaser, through personnel of Seller, or at Seller's discretion, the personnel of Affiliates of Seller, the distribution, warehouse and other administrative services substantially similar to those services that the Seller provided to the Purchased Stores in the ordinary course of business immediately prior to the Closing (other than the services provided by the Persons set forth on Schedule 2.4-A and Schedule 2.4-D to the Purchase Agreement), including the services set forth on Schedule I to this Agreement (the "Transitional Services"); provided, however, that the Seller may change the exact manner in which it provides such services so long as the Seller makes such change with respect to all of the retail stores that its owns, provided, further, however, that in no event shall the Seller be required to provide such Transitional Services to any stores other than (a) the Purchased Stores, and (b) up to ten other retail stores operated by the Purchaser under the SCREEEM! or JEAN COUNTRY names, which stores are located within New York, New

Jersey, Connecticut, Pennsylvania and/or Massachusetts; and provided, further, that the Seller shall not be required to provide any greater level of service under this Agreement than the Seller provided to the Purchased Stores immediately prior to the Closing (except with respect to control and accounting procedures reasonably necessary for the operation of separately-operated and controlled entities). Under no circumstances shall the Seller (or any of its Affiliates) be required or obligated to provide the Purchaser the services of outside professionals or consultants in fulfilling the obligations of the Seller set forth herein except to the extent that such outside professionals or consultants provided services to the Seller with respect to the Purchased Business prior to the Closing.

      Section 2. Fees for Transitional Services; Payment. In consideration for the Transitional Services provided by the Seller to the Purchaser, the Purchaser shall pay to the Seller the fees set forth on Schedule II, which payments shall be made by the Purchaser to the Seller within 30 days of delivery of invoices therefor by Seller to Purchaser.

      Section 3.  Purchase and Sale of Merchandise.

      (a) Purchase and Sale of Merchandise. In addition to the Transitional Services to be provided by the Seller to the Purchaser, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, at Seller's cost, current merchandise that (i) is the subject of purchase orders with respect to the Purchased Stores which have been placed in the ordinary course of the Seller's business but as to which delivery has not been made as of the Closing Date, and (ii) has been purchased for the Purchased Stores in the ordinary course of business that is in the Seller's warehouse as of the Closing Date and has not yet been shipped to the Purchased Stores (such merchandise referred to in (i) and (ii) being the "Merchandise").

      (b) Payment for Merchandise. The Seller shall invoice the Purchaser for such Merchandise. Purchaser shall pay the Seller for such Merchandise within 15 days of receipt of the invoice therefor from Seller; provided, however, that if the Purchaser is not satisfied with the quality of the Merchandise, the Seller and the Purchaser will use their respective commercially reasonable efforts to obtain a return authorization with respect to such Merchandise from the vendor.

      (c) Assignment of Rights. In connection with any sale of Merchandise pursuant to this Section 3, Seller shall, to the extent permitted, assign to Purchaser its rights under the contracts, warranties, representations and guarantees made by suppliers, manufacturers and contractors pursuant to which the Seller purchased such Merchandise. In the event any such contract is not assignable, Seller shall cooperate with the Purchaser, to the extent reasonably practicable, to ensure that the Purchaser enjoys the benefits of the representations, warranties and covenants made by the vendor under such contract.

      Section 4.  Term; Termination.

      (a) Term. The term of this Agreement shall commence on the Closing Date, and shall continue until March 31, 1999; provided, however, that the Purchaser may extend this Agreement until the first anniversary of the Closing Date by providing the Seller with written notice at least 60 days prior to March 31, 1999 of the Purchaser's intention to extend the term; and provided, further, that the parties may extend the term of this Agreement beyond the first anniversary of the Closing Date if the parties mutually agree to do so at least 60 days prior to the first anniversary of the Closing Date (such term, as so extended, being the "Term"). Notwithstanding anything to the contrary contained herein, the Seller shall not be obligated to perform any of the services set forth under the heading "Administrative Services" on Schedule I after December 31, 1998; provided, however, that the Purchaser and Seller may mutually agree to extend such period until March 31, 1999 if the Purchaser and the Seller mutually agree (after negotiating reasonably in good faith) on the fee to be paid by the Purchaser to the Seller for such Administrative Services during such 3 month period; and provided, further, however, that the Seller shall not be required to agree to such an extension to the extent the Seller is unable (in accordance with the terms of the lease agreement or other agreement governing the use of the Seller's Long Island Facility, or such successor headquarters facility of the Seller) to reasonably accommodate the Purchaser's employees as required pursuant to Section 10(a) hereof.

      (b) Termination. Notwithstanding any provision of this Agreement to the contrary, either the Seller or the Purchaser may immediately terminate this Agreement upon the material breach of this Agreement by the other party hereto, which breach is not cured after 10 days notice thereof. The Purchaser may terminate this Agreement at any time and for any reason upon 30 days prior notice to the Seller.

      (c) Effect of  Termination.  Any  termination of this Agreement under this
Section 3 shall not affect the obligations of (i) the Purchaser to pay fees and expenses accrued prior to the effective date of such termination to the full extent provided herein, (ii) the Purchaser to purchase Merchandise under Section 3 or (iii) the parties to indemnify each other pursuant to Section 6 of this Agreement.

      Section 5. Standard of Care. The parties acknowledge and agree that (a) the Seller is not in the business of providing any Transitional Services to third parties and shall not be held to the standard of care of an entity which is engaged in such business and (b) the Seller will provide the Transitional Services to the Purchaser in the same manner and using the same standard of care as the Seller currently provides such services to retail stores owned by the Seller on the Closing Date. The parties further acknowledge and agree that the Seller shall have no liability with respect to the provision of the Transitional Services unless such liability is the direct result of the Seller's gross negligence or willful misconduct in the performance of such Transitional Services.

      Section 6.  Indemnification.

      (a) Indemnification by Parent and Purchaser. Parent and the Purchaser, jointly and severally, shall indemnify, defend and hold harmless the Seller
Indemnified Parties promptly upon demand at any time and from time to time, against any and all Losses arising in connection with (i) any breach or nonfulfillment of any covenant or agreement made by the Parent or the Purchaser in this Agreement or (ii) the provision by the Seller of the Transitional Services to the Purchaser; provided, however, that for purposes of this Section 6(a), in the event that the Purchaser shall fail to make a payment hereunder when due, the term "Losses" shall include interest on such unpaid amount at a rate of 1% per month accruing from the date which is ten days after the date such payment was due through the date on which such payment is actually made; and provided, further, however, that the Parent and the Purchaser shall not be responsible for any Losses of any Seller Indemnified Person that are the direct result of such Seller Indemnified Person's gross negligence or willful misconduct or any action outside the scope of the provisions of the Transitional Services.

      (b) Indemnification by Seller. Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties promptly upon demand at any time and from time to time, against any and all Losses arising out of or in connection with (i) any breach or nonfulfillment of any covenant or agreement made by the Seller in this Agreement or (ii) the gross negligence or willful misconduct of the Seller in connection with the provision by the Seller of the Transitional Services to the Purchaser.

      (c) Reduction for Insurance. The amount which the Seller, the Purchaser or the Parent is required to pay to, or for the benefit, of an Indemnified Party under this Section 6 will be reduced (including, without limitation, retroactively) by any insurance proceeds which may reasonably be recovered by or on behalf of the Indemnified Party in reduction of the related Loss. Amounts required to be paid, as so reduced, are hereinafter referred to as "Transitional Indemnity Payment". If an Indemnified Party has received, or if an Indemnifying Party has paid on its behalf, Transitional Indemnity Payment in respect of a Loss and subsequently receives, directly or indirectly, insurance proceeds in respect of such Loss, then such Indemnified Party will promptly pay to the Indemnifying Party the amount of such insurance proceeds, or, if less, the amount of the Transitional Indemnity Payment.


      Section 7.  Liquidated Damages.

      The parties hereto agree that in the event the quality of Seller's performance hereunder falls below the performance standards set forth in
Schedule III hereto (the "Performance Standards"), Purchaser would be damaged and the amount of such damages would not be susceptible to calculation. Accordingly, the parties hereto agree that the liquidated damage amounts set forth in Schedule III, subject to the procedures and limitations set forth therein, are fair and equitable under the circumstances, and the parties agree to their terms as Purchaser's and Parent's sole remedy for Seller's failure to comply with the Performance Standards; provided, however, that the provisions of this Section 7 solely as they relate to the Receiving Standard (as defined in Schedule III) shall not apply to shipments which the Purchaser or Seller deem to be "problem" shipments.

      Section 8. Escrow. In order to secure the obligations of the Seller to indemnify the Purchaser Indemnified Parties under Section 6(b) of this Agreement, Parent will deposit the Additional Shares with the Escrow Agent, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement. Such Additional Shares will be deposited into an account to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement. To the extent that an indemnification claim is made against such account, the number of shares of Parent Common Stock to be disbursed shall be determined by dividing the dollar amount of such claim (as finally determined in accordance with the provisions of the Escrow Agreement) by the Current Price.

      Section 9. Parent Guaranty. Parent hereby unconditionally and irrevocably guarantees the due and prompt payment, performance and discharge of all of the covenants, obligations and liabilities of the Purchaser under this Agreement. This is a guarantee of payment and not merely collectibility. Parent waives any defense to payment and performance of any kind (whether due to Purchaser's insolvency, the modification of the obligations guaranteed or any other event, act, omission or occurrence or legal theory which would otherwise operate to release a guarantor or surety) and shall remain fully obligated until the Seller has indefeasibly received payment and performance in full.

      Section 10.  License to Use Seller's Facilities.

      (a) Management Space. Until January 1, 1999, or such earlier date as the parties may mutually agree, to the extent permitted under the lease agreement with respect to such property, the Seller shall permit the Purchaser to use a portion of its Long Island, New York business headquarters (the "Long Island Facility") as office space for Post-Closing Employees. That portion shall be the same portion, to the extent reasonably practicable, which such Post-Closing Employees used prior to becoming employees of the Purchaser.

      (b) Distribution Space. To the extent permitted under the lease agreement with respect to such property, the Seller shall permit the Purchaser to use that portion of the Seller's New

Jersey warehouse and distribution facility (the "New Jersey Facility") necessary for the distribution and warehouse services described hereunder with respect to the Purchaser's inventory.

      (c) Compliance with Leases. Neither the Purchaser nor the Parent shall take any action or fail to take any action in connection with its use of the portions of the Long Island Facility and the New Jersey Facility which might result in the Seller's violating any of the terms or conditions of Seller's (or its affiliates) lease agreement with respect to such facilities. Unless required by applicable law, or the applicable lease agreement, the Seller shall not take any action or fail to take any action in connection with its leasehold interest in the Long Island Facility and the New Jersey Facility which might result in any interference with the Purchaser's right to use portions of such facilities as provided herein.

      Section 10. Books and Records. Each party shall maintain correct and complete books and records relating to its performance hereunder and shall provide the other party full access to such books and records at reasonable times and upon reasonable notice.

      Section 11. Miscellaneous. The provisions of Sections 15.3, 15.5, 15.6, 15.7, 15.8, 15.10 and 15.12 of the Purchase Agreement are hereby incorporated into and made a part of this Agreement as if herein set forth.

      Section 12. Force majeure. No delay or failure by a party in the performance of any of its obligations under this Agreement shall be a deemed a breach of this Agreement or create any penalty or liability, to the extent that delay or failure was caused by an event or events beyond the reasonable control of that party, including but not limited to the following events, each of which shall be considered beyond the control of each party: (a) fire, explosion, breakdown or failure of machinery, strike, lock-out, labor dispute, casualty or accident, epidemic, cyclone, flood, drought or failure in whole or in part of transportation, communication or power; (b) war, revolution, civil commotion, blockade or embargo; or (c) any law, order, proclamation, injunction, regulation, ordinance, demand or requirement of any Governmental Authority that does not arise from any act or omission of the failing party. If any event beyond the reasonable control of a party occurs, the party whose performance is affected by that event shall promptly give notice of the event to the other party and shall be temporarily excused from performing those obligations that the event makes it impracticable to perform.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    AMERICAN RETAIL ENTERPRISES, L.P.

                                    By:  Landmark Pants Corp., one of its
                                          general partners,


                                    By: /s/ William R. Siegel
                                       ------------------------------
                                         Name:
                                         Title:

                                    By: /s/ Gary Sugarman
                                       ------------------------------
                                         Name:
                                         Title:


                                    SCREEEM! INC.



                                    By: /s/ Alex Navarro
                                       ------------------------------
                                         Alex S. Navarro
                                         Senior Vice President


                                    DELIA'S INC.



                                    By: /s/ Alex Navarro
                                       ------------------------------
                                         Alex S. Navarro
                                         Senior Vice President

                                                                      SCHEDULE I
                                                                              to
                                                 TRANSITIONAL SERVICES AGREEMENT

                              Transitional Services

A.  Administrative Services

Seller shall provide the following services:

I.    Services to be Provided

      A. Data Processing -- This service contemplates the receipt, processing and storage of data. It also includes the preparation and dissemination of reports.
            1.    Sales
                  a. Poll stores daily and post sales by store to sales journals and LRMS merchandise system.
                  b. Follow up with stores that do not poll and post sales to sales journal and LRMS merchandise system.
                  c. Prepare selling reports on a daily and weekly basis (see Exhibits).

            2.    Merchandise Systems
                  a. Process the entry and maintenance of purchase order files daily.
                  b. Download SKU files and prices daily to store systems to maintain price look-up files.
                  c. Download retail price changes daily to maintain price look-up files on store registers.
                  d.    Post daily sales to merchandise system.
                  e.    Process Levilink transactions as they occur.
                  f. Process automatic replenishment system daily to replenish store inventories from warehouse inventory.
                  g.    Maintain SKU files.
                  h.    Provide files to Planning and Distribution Department
                        to maintain Arthur files.
                  i.    Prepare   merchandise   selling   reports   weekly  (see
                        Exhibits).
                  j.    Maintain off-premises back-up computer tape daily.
                  k.    Post relevant information to the General Ledger.
            3.    Help Desk
                  a. Provide direct phone and beeper service to handle problems from store personnel relating to POS equipment and software.
                  b. Place service calls to IBM or dispatch our own personnel where appropriate.

      B.    Accounts Payable
            1.    Maintain vendor file.
            2.    Receive invoices for merchandise and purchased.
            3.    Verify goods have been received.
            4.    Verify terms and amount to be paid.
            5.    Draw checks on Delia's check stock.
            6.    Audit checks prior to mailing.
            7.    Deliver checks and invoices to Delia's for approval.
            8.    Answer   inquiries  from  vendors  about  status  of  account,
                  invoices and disputes.
            9. Answer inquiries from factors concerning status of account, invoices and disputes.
            10.   Maintain file of paid invoices and copies of checks issued.

      C.    Accounting
            1.    Maintain General Ledger.
            2.    Maintain Sales Journal.
            3.    Maintain Payable Journal.
            4.    Close books monthly without physical inventory.
            5.    Close books quarterly with physical inventory.
            6. Review daily sales exception reports and make correcting entries.
            7.    Transmit General Ledger information to Delia's monthly.
            8.    Reconcile credit card remittances.
            9.    Prepare sales tax remittance reports.
            10.   Verify rent invoices -- Rent, CAM, R/E Taxes, etc.
            11.   Process monthly rent payments.
            12.   Draw checks on Delia's check stock.

      D.    Human Resources
            1.    Maintain permanent Personnel Files on all employees.
            2.    Obtain  necessary  information on new hires such as:
                  a. Signed application
                  b. Form I-9
                  c. Form W-4
                  d. Insurance  Application
                  e. 401(K)/Profit Sharing Plan information
            3. Process payroll weekly through ADP (checks to be drawn on Delia's account).
            4.    Collect time sheets and test check.
            5.    Handle employee inquiries.
            6.    Handle employee disputes.
            7.    Maintain files on terminated employees.

            8. Provide reports to Delia's to assist them in making filings with government agencies.

      E.    Loss Prevention
            1. Audit stores operations in accordance with Audit report shown in Exhibits.
            2. Conduct interviews of employees in connection with high shrink or suspected theft.
            3.    After consultation with Delia's, prosecute suspected thieves.
            4.    Conduct loss prevention training for store employees.
            5.    Maintain electronic Loss Prevention equipment.
            6.    Arrange for installation of new equipment in new stores.

      F.    Planning & Distribution
            1.    Prepare    seasonal    merchandise    plans   by   merchandise
                  classification and by store.
            2.    Create and maintain open-to-buys.
            3.    Produce weekly business reports (see Exhibits).
            4.    Maintain Arthur database.
            5.    Coordinate the transfer of merchandise between stores.
            6. Work with buyers to distribute merchandise on new orders to stores.
            7.    Fill in store inventories from warehouse inventory.

      G.    Buying Department
            1. Buyer support personnel to assist buyers with administrative functions:
                  a.    Creating purchase orders
                  b.    Entering purchase orders into LRMS
                  c.    Answering vendor inquiries
                  d.    Handling follow-up with vendors
                  e.    Processing mark-downs/mark-ups
                  f.    Process information for vendor ticketing

B.  Distribution Services

Seller shall provide the following services:

I.    Case  Pack   Distribution  --  This  service   contemplates  the  receipt,
      processing and distribution of full cases. The services include but are not limited to the following:

      H.    Tasks:
            1.    Receive merchandise from truckers and other freight companies.
            2. Refuse shipments where there are no valid purchase orders on file or where shipments are received prior to the purchase order start date or subsequent to the purchase order in-house cancellation date on the applicable Purchase Order, unless authorized by Delia's, in writing, to accept the merchandise.
            3.    Check in merchandise against Delia's "Receiving Worksheet."
            4. Note all discrepancies on Receiving Manifest and inform Delia's daily.
            5. Verify that the number of pieces in each carton corresponds to the applicable Purchase Order and that the merchandise matches the description on the Purchase Order.
            6. Apply Delia's price tickets where applicable to garments pursuant to specifications contained in "Appendix A."
            7.    Place merchandise into stock.
            8.    Store merchandise.
            9. Update Delia's automated Inventory Management System to show the merchandise received.
            10. Pick full cases of merchandise in accordance with work order or pick ticket instructions.
            11.   Place shipping labels on cartons.
            12.   Prepare a Shipping Manifest to accompany each shipment.
            13. Ship all outbound orders via UPS or other freight carriers agreed to in writing by the parties.
            14. Present all packing slips, invoices and receiving reports to Delia's daily, showing verification of the actual goods received.

II. Pick and Pack Prepacks -- This service contemplates the receipt, processing and distribution of prepacks which will be enclosed in master cartons. (If prepacks are broken open in carton, or broken down to ticket, they will be reassembled into prepacks.)

      A.    Tasks:
            1. Same as Case Pack Distribution except that Warehouser will open cases and process individual prepacks.

III. Single SKU Pull -- This service contemplates the receipt, processing and distribution of individual garments.

      A.    Tasks:
            1. Same as Case Pack Distribution except merchandise will be received in master cartons and will be picked, a single garment at a time.

IV. Vendor Returns/Damages -- Warehouser shall, upon written instructions from Delia's, return merchandise to vendors.

      A.    Tasks:
            1.    Vendor Returns and Damages.
                  a. Receive written instructions from Delia's to return merchandise to vendors.
                  b. Receive merchandise from stores to return to vendors, if applicable.
                  c.    Prepare merchandise to be returned.
                  d.    Pack merchandise in cartons.
                  e.    Solicit   return   authorizations   from  vendors  where
                        applicable.
                  f.    Ship merchandise to vendors.

            2.    Materials.
                  a.    Packaging Materials will be supplied by Warehouser.
                  b. Ticketing equipment and materials will be supplied by Warehouser.
                  c.    Shipping Labels will be supplied by Warehouser.
                  d.    Other materials will be supplied by Warehouser.

                                                                     SCHEDULE II
                                                                              to
                                                 TRANSITIONAL SERVICES AGREEMENT

                                      Fees

I.  Fees for Administrative Services:

      $200,000 for the six month period following the Closing.

II.  Fees for Distribution Services:

      A. From Closing until March 31, 1999 -- Monthly retail sales divided by an assumed retail price of $35.00 per unit and the quotient multiplied by $0.35.

      B. From April 1, 1999 until the first anniversary date of the Closing -- Monthly retail sales divided by an assumed retail price of $35.00 per unit and the quotient multiplied by $1.00.

      C. After the first anniversary date of the Closing -- A price to be negotiated by the parties.

                                                                    SCHEDULE III
                                                                              to
                                                 TRANSITIONAL SERVICES AGREEMENT


                  Performance Standards and Liquidated Damages


A.    Performance Standards

      1. Seller shall enter the receipt of Purchaser inventory into its MIS system on average within five (5) business days of delivery thereof to the New Jersey facility such that the inventory is ready to be picked, packed and shipped (e.g., inventory delivered on Monday must be entered by Friday) (the "Receiving Standard").

      2. Seller shall not lose (i.e., shrinkage) in excess of 1% (measured by cost of inventory shipped from the warehouse) of the Purchaser's inventory (the "Inventory Loss Standard").

      3. Seller shall ship Purchaser inventory to the Purchaser's stores within three business days of written or electronic instructions for such delivery, that is three business days for pick, pack and ship (the "Pick/Pack/Ship Standard").

      4. With respect to payments to third parties for which Seller is responsible for handling as part of this Agreement, Seller shall cause timely payment of all amounts owed by the Purchaser to third parties such that no late fees or interest charges are imposed by third parties (the "Timely and Accurate Payment Standard").

B.    Liquidated Damages.

      The Seller shall be liable for the following amounts as liquidated damages in the event of a failure to meet the Performance Standards set forth above, provided, however, that no such damages shall become payable unless and until the aggregate amount of liquidated damages in any Measurement Period (defined below) exceeds $100,000:

      1. For failures under the Receiving Standard: $25,000 for each day by which the monthly average time to perform the service in A.1 exceeds five business days. Performance under this standard shall be determined monthly.

      2. For failures under the Inventory Loss Standard: 100% of the cost of such lost inventory (in excess of 1%), performance under this standard shall be determined at the end of the term of the Agreement.

      3. For each day's failure to meet the Pick/Pack/Ship Standard: 5% of the cost of such untimely delivered inventory.

      4. For failures under the Timely and Accurate Payment Standard; 100% of such late fees and interest payments which are imposed by such third parties.

C.    Procedures.

      1. Seller's compliance with the Performance Standards shall be reviewed by the parties at the end of each three month period (except with respect to the Inventory Loss Standard which shall be reviewed at the end of the term of the Agreement) (or shorter with respect to the first such period) period ending July 31, October 31, January 31 and April 30 (each, a "Measurement Period").

      2. Such review shall be based on reports generated by Seller's inventory, distribution and accounting systems, which reports shall be presumptively conclusive (which presumption may be rebutted by either party) of Seller's compliance or non-compliance with the Performance Standards. Seller and the Purchaser shall jointly prepare such reports within 30 days after the end of each Measurement Period.

      3. If Seller is liable for liquidated damages with respect to a Measurement Period, the Purchaser may deduct such amount from its fee payments hereunder.

      4. Seller shall not be liable for any liquidated damages hereunder except to the extent the amount of liquidated damages calculated with respect to a Measurement Period exceeds $100,000.

      5. Under no circumstances shall Seller ever be liable for any liquidated damages with respect to a Measurement Period in excess of the aggregate fees payable with respect to such Services provided during such Measurement Period.